EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-129633, 333-129634, 333-129637, 333-131024, 333-138754 and 333-163099 on Form S-8 and Registration Statement Nos. 333-111347, 333-133267, 333-135747, 333-143883, 333-145586, 333-155693, 333-159039, 333-156011 and 333-167384 on Form S-3 of our reports dated June 14, 2010, relating to the consolidated financial statements of Clinical Data, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity’s ability to continue as a going concern), and the effectiveness of Clinical Data, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2010.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 14, 2010